Exhibit 99.1

ALLIED HEALTHCARE INTERNATIONAL, INC. AWARDED CONTRACT TO PROVIDE
HOME OXYGEN THERAPY SERVICE

NEW YORK—June 13, 2005—Allied Oxycare/Medigas, a subsidiary of Allied Healthcare International, Inc. (Nasdaq: AHCI) is one of four companies to be awarded contracts totaling GBP 49 million to provide home oxygen service in 10 National Health Service (NHS) home oxygen service regions in England by the end of 2005. Allied Oxycare/Medigas has been awarded 2 of the 10 regions covering South London and the South East of England.

The aim of the contract is to ensure that patients will have around-the-clock access to expert advice and support while making the best use of the latest home oxygen equipment. The modernizations will include lighter weight cylinders, small, more efficient concentrators, liquid oxygen, and, for the first time, portable systems that allow for greater patient mobility. "Given the fragmented nature of England's current oxygen services market, this contract represents a substantial opportunity to improve and expand the availability of home oxygen therapies and provide patients with the best possible mobility, independence, and quality of life," commented Timothy M. Aitken, Chairman and CEO of Allied Healthcare, Inc. "Offering Allied's respiratory equipment through this new NHS service will greatly improve the lives of thousands of adults and children with breathing difficulties."

Currently about 60,000 patients receive home oxygen therapy in England, including those with Chronic Obstructive Pulmonary Disease, lung cancer, heart disease, and cystic fibrosis. Chronic Obstructive Pulmonary Disease alone results in 300,000 emergency hospital admissions every year. The new services will allow these patients the opportunity to control their symptoms in their own homes, as well as aid hospital discharge.

ABOUT ALLIED OXICARE AND MEDIGAS

Allied Healthcare International operates its respiratory therapy business under the trade names Oxicare and Medigas and serves two primary segments of the oxygen therapy market: (a) oxygen cylinders and (b) oxygen concentrators.

Allied currently provides supply filled oxygen cylinders and related equipment to pharmacies, both small independent stores and large retail pharmacy chains. Allied's oxygen cylinders are intended for patients at home who require less than eight hours of oxygen per day or who may have temporary respiratory conditions.

Patients that require more than eight hours of oxygen per day are generally supplied by an on-site oxygen concentrator, which separate room air into its constituent gases to provide 95% oxygen gas.

Allied currently provides approximately 1,250 oxygen cylinders per day to pharmacies in the United Kingdom and oxygen concentrators to a total of approximately 1,650 patients at home in Northern Ireland.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of 125 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of Private Patients, Community Care, Nursing Homes and Hospitals. The Company also supplies medical-grade oxygen for use in respiratory therapy in the U.K. pharmacy market and to private patients in Northern Ireland.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied's ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied's customers; ability to successfully implement acquisition and integration strategies; dependence on the proper functioning of its information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; ability to use net operating loss carry forward to offset net income; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied's most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K as well as changes in any of the following: the demand for Allied's products and services, general economic conditions, governmental regulation, the level of competition, customer strategies and pricing and reimbursement policies. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Allied Healthcare Charles Murphy, 212-750-0064 charlesmurphy@alliedhealthcare.com
or
The Investor Relations Group Investors: Kathryn McNeil/Adam Holdsworth, 212-825-3210